EXHIBIT 10.1

July 12, 2016

Richard MacPherson

34 Cedarbank Terrace

Halifax, NS, Canada B3P 2T4

Re:	Terms of Employment

Dear Rick:

This letter confirms and restates the terms of your employment with Midwest Energy Emissions Corp. (the "Company") as our President and Chief Executive Officer reporting to the Board of Directors of the Company.

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Salary. You will be paid at an annual base salary rate of $350,000, payable in accordance with the Company's regular payroll practices and subject to required or authorized withholdings, and which shall be paid unless payment thereof is restricted by any agreements to which the Company is a party. Such annual base salary rate shall be reviewed by the Board (or a committee thereof) annually and in light of such review may, in the sole discretion of the Board (or a committee thereof), be increased taking into account such factors as it deems pertinent.

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Bonuses. In addition to the annual base salary rate, you shall be eligible to receive bonus compensation in such amounts and at such times as the Board (or a committee thereof) shall from time to time, determine. Such bonus compensation will be at the sole discretion of the Board (or a committee thereof).

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Benefits. During your employment by the Company you will be entitled to participate in the pension, health and other welfare benefit plans made available generally to the Company's employees, including a 401(k) plan and any other profit sharing plans as may be adopted by the Company from time to time, and health and dental coverage for you, your spouse and eligible dependents ("Benefits"). A listing of current Benefits is included in Exhibit B. The Company and its affiliates reserve the right to change, amend or terminate any perquisites or Benefits provided to management, or other employees in their sole discretion. You shall be subject to the policies or procedures that the Company or its affiliates may adopt or implement from time to time with respect to its management.

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Duties. During your employment you shall devote all of your business time energy and skill to the performance of your duties to the Company and will hold no other employment, except for any employment approved in advance by the Company's Board of Directors. Notwithstanding the foregoing, nothing herein shall preclude you from managing your personal or family investments or engaging in any other non-competing activities provided such activities do not interfere with the regular performance of your duties and responsibilities to the Company.

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Location. You shall not be required to report to any specific physical location to render services to the Company and shall be able to perform the services contemplated hereunder from remote locations. You shall be required to travel from time to time as is necessary to perform your duties and responsibilities on behalf of the Company.

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Expense Reimbursement. The Company will reimburse you for (or, at the Company's option, pay) business travel and other out-of-pocket expenses reasonably and necessarily incurred by you in the performance of your job for the Company, subject to the furnishing by you of appropriate receipts and other documentation in reasonable detail. The Company will also reimburse you up to $20,000 for moving expenses for a one time move to the United States, subject to the furnishing by you of appropriate receipts and other documentation in reasonable detail.

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Equity Compensation. Effective as of June 30, 2016, the Company has agreed to grant to you a non-qualified stock option which option will expire five years after the date of grant, to purchase up to 250,000 shares of common stock of the Company, which option shall vest and become exercisable at such time that the closing price of the Company's common stock is equal to or in excess of $0.80 per share for any consecutive 30 day trading period. Subject to the Board of Director's sole discretion (or the sole discretion of a committee thereof) you may be granted additional equity awards, from time to time, under the Company's 2014 Equity Incentive Plan.

•	Vacation. You are entitled to six weeks of paid vacation per year.

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Employment At-Will. The term of your employment with the Company shall be "at-will", meaning that either you or the Company may terminate your employment at any time and for any reason or for no reason at all, upon no less than thirty (30) days prior written notice, unless your employment is terminated by the Company for "Cause" (as such term is defined in Exhibit C) in which event your employment will terminate upon no less than ten (10) days prior written notice which notice will specify in reasonable detail the facts and circumstances alleged to constitute "Cause". In the event your employment is terminated for Cause, the Company shall pay to you your then-current base salary through the date of termination and shall thereafter have no further obligations to you.

In the event your employment is terminated by the Company for other than "Cause", the Company shall continue to pay to you your then-current base salary rate for a period of six (6) months from the date of such termination payable in accordance with the Company's standard payroll procedures and you shall be entitled to continuation of Benefits during such period (to the extent permitted thereunder) subject to you executing and delivering to the Company (and not revoking) a written release of claims relating to your employment with the Company and termination thereof which is reasonably satisfactory in form and substance to the Company (the "Employee Release").

This "at-will" statement is the entire agreement between you and the Company regarding the term of your employment. Although your job duties, title, compensation and benefits, as well as the Company's policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed in an express written agreement signed by you and the Company.

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Change in Control. Notwithstanding the foregoing, if your employment is terminated by the Company other than for Cause within a year after an event of "Change in Control" as defined in the Midwest Energy Emissions Corp. 2014 Equity Incentive Plan, the Company shall pay to you your then-current base salary for a period of one (1) year from the date of such termination payable in accordance with the Company's standard payroll procedures and you shall be entitled to continuation of Benefits during such period (to the extent permitted thereunder) subject to you executing and delivering to the Company (and not revoking) an Employee Release.

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Additional Compensation Amount. It is acknowledged that you have served as President and Chief Executive Officer of the Company since March 30, 2015. In addition to the compensation which was paid to you during the period from March 30, 2015 to May 31, 2016 (the "Initial CEO Period"), the Company hereby agrees to pay you additional compensation of $150,000 for services rendered during the Initial CEO Period (the "Additional Compensation Amount"). At such time as the Company is permitted to pay the Additional Compensation Amount under the financing agreement with its principal lender, the Company shall pay all or such portion of the Additional Compensation Amount to you as soon as administratively practical, on a pro-rata basis based on relative unpaid accrued base salary amounts owed to all such current and former management employees and only to the extent that such payments are made from available cash generated from operating margins earned by the Company. The parties acknowledge and agree that this deferral is made because, if the Additional Compensation Amount was paid, such payment would result in an event of default under the Company's senior loan facility and such event of default would jeopardize the ability of the Company to continue as a going concern.

This agreement (inclusive of any referenced documents or agreements) constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning such subject matters.

If you are in agreement with the foregoing, please execute and return, whereupon this letter shall be effective as of June 1, 2016. Notwithstanding the foregoing, the effectiveness of this letter shall be contingent upon your also signing the Company's Non-Disclosure Agreement and Other Covenant Agreement attached hereto as Exhibit A. We look forward to your continued employment with the Company.

Sincerely, MIDWEST ENERGY EMISSIONS CORP.

By:	/s/ Christopher Greenberg
Name:	Christopher Greenberg
Title:	Chairman of the Board

Accepted and Agreed:

By:	/s/ Richard MacPherson
Name:	Richard Macpherson

Dated: July 13, 2016

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Exhibit A

NON-DISCLOSURE AND OTHER COVENANTS AGREEMENT

I understand that during the course of my employment with Midwest Energy Emissions Corp. (the "Company") it is likely that I will gain access to information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence ("Confidential Information"). Confidential Information includes, but is not limited to, the Company's intellectual property and inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, supplier lists and trade secrets.

I agree that, at all times, both during and after my employment with the Company, I will keep and hold any Confidential Information in strict confidence and trust, and I will not use or disclose any Confidential Information without first receiving the Company's express written consent, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company and except if compelled by government or court order to do so. Upon leaving the Company, I will promptly give to the Company all documents, materials or property in my possession related to the Company. I will not take with me any property or copies of my work or Company-related documents and materials that I have received or used, including Confidential Information.

I understand that the foregoing restrictions with respect to Confidential Information shall not apply to any information that (i) is on the date hereof or hereafter becomes generally available to the public, other than as a result of a disclosure, directly or indirectly, by me; (ii) was available to me on a non-confidential basis prior to its disclosure; or (iii) becomes available to me on a non-confidential basis from a source other than the Company, provided that I have no knowledge or reason to know that (a) such source is bound by a confidentiality agreement with the Company, or (b) such source received such information, directly or indirectly, from a person or entity so bound or wrongfully. I understand that any breach or threatened breach of this agreement by me will likely result in irreparable harm and the Company will be entitled to injunctive relief to enforce this agreement and shall have the right to recover the reasonable attorney's fees and courts costs expended in connection with any litigation or arbitration instituted to enforce this agreement.

In addition, I acknowledge and agree that the Confidential Information in my possession could enable me to establish goodwill with the customers and potential customers, and vendors and suppliers, who provide products and services to or on behalf of the Company, or who receive products or services from the Company and that the Confidential Information constitutes a valuable asset of the Company or its affiliates. I also acknowledge that I have or will developed relationships with customers, potential customers, vendors, suppliers, employees, contractors or potential contractors and consultants or potential consultants of the Company. I agree not to compete with the Company anywhere in the United States or Canada (restricted territory), directly or indirectly, as an employee, consultant, independent contractor, or shareholder or director of another company during the term my employment with the Company and for one year thereafter (restricted period). I agree that the scope of the restricted territory and restricted period are both reasonable and necessary to protect the legitimate business interests of the Company and its affiliates.

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Accordingly, I agree that during the restricted period I shall not, anywhere in the restricted territory, directly or indirectly, either alone or in conjunction with any other person, conduct, engage in, render services or advice to, finance or participate or become interested in (in any manner, whether as manager, employee, officer, director, consultant, contractor, owner, partner or otherwise, or through equity ownership or other investment or financial interest) any company, enterprise, venture, entity, business or other Person (other than the Company or its affiliates) that engages or proposes to engage in the design, development, manufacture, production, distribution, marketing, installation or sale of any mercury removal products or business or related equipment, supplies or products, that is or are, in whole or in part, the same as, similar to, substitutes for or competitive with any of the Company's products or services.

In addition, I agree that during the restricted period, I shall not directly or indirectly, in any manner or capacity either alone or in conjunction with any other person (i) solicit, entice, persuade or induce any person or entity doing business with the Company or affiliates, to terminate or reduce such relationship or to refrain from extending or renewing the same, or (ii) hire any person who was employed by the Company or affiliates during the term of this agreement. Nothing herein, however, will prohibit me from acquiring or holding not more than one percent (1%) of the outstanding equity securities of a company having securities that are listed for trading on a national securities exchange, subject to the other restrictions and covenants in this agreement.

All inventions and other creations, whether or not patentable or copyrightable, and all ideas, reports and other creative works, including, without limitation, computer programs, manuals and related materials, made or conceived in whole or in part by me while employed by the Company, which relate in any manner whatsoever to the business, existing or proposed, of the Company or its affiliates or any other business or research or development effort in which the Company or its affiliates engages during my employment by the Company will be disclosed promptly by me to the Company and shall be the sole and exclusive property of the Company. All copyrightable works created by me during my employment and covered by this paragraph shall be deemed to be works for hire. I shall cooperate with the Company in patenting or copyrighting all such inventions, ideas, reports and other creative works, shall execute, acknowledge, seal and deliver all documents tendered by the Company to evidence its ownership thereof throughout the world, and shall cooperate with the Company in obtaining, defending, and enforcing its rights therein.

During the course of my employment and thereafter, I shall not make any statements or comments that disparage the Company or any of its affiliates, nor any of their products, officers, directors, employees or businesses, other than statements or comments made in good faith (i) to members of senior management or Board of Directors of the Company or its affiliates in the course of carrying out my duties on behalf of the Company during my employment, (ii) regarding employees of the Company to members of senior management of the Company or its Affiliates or the applicable employee in connection with internal employee evaluations, reviews or terminations in the course of carrying out my duties on behalf of the Company during my employment, (iii) in connection with enforcement of this Agreement or claims hereunder or (iv) to the extent required by applicable law, legal process or subpoena. Likewise, the Company will not make any statements or comments that disparage me other than in good faith (i) to me, (ii) in connection with internal evaluations, reviews or terminations, (iii) in connection with enforcement of this Agreement or claims hereunder, or (iv) to the extent required by applicable law, legal process or subpoena.

I agree that all remedies shall be available to the Company if I violate this agreement including specific performance or injunctive relief. This agreement will be governed by Ohio law without regard to conflicts of law.

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This agreement will be effective as of the first date of my employment by the Company or on the date of my signature below, whichever date occurs first.

/s/ Richard MacPherson
RICHARD MACPHERSON

Dated: 07/13/2016

AGREED:

MIDWEST ENERGY EMISSIONS CORP.

By:	/s/ Christopher Greenberg
Name:	Christopher Greenberg
Title:	Chairman of the Board

Dated: 07/12/2016

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Exhibit B

CURRENT COMPANY BENEFIT SUMMARY

•	401k. The Company currently matches the first 4% of money deposited into the Company Administered Plan. Annual maximum contributions are capped by the IRS.

•	Health Insurance. The Company currently is contracted with BC/BS of Ohio. The Company pays all premiums, while Employee is responsible for the annual deductible.

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Health Savings Account. This is an account established and owned by the Employee for use in the setting aside pre-tax money for covering medical expenses, deductibles, and other expenses as allowed by IRS code.

•	Dental Insurance. This is included with the Health Plan offering.

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Exhibit C

TERMINATION FOR CAUSE

For purposes hereof, "Cause" shall mean any of the following:

(a)	Your conviction of, or entering of a guilty plea or plea of no contest with respect to, any felony or any crime of moral turpitude;

(b)	the commission by you of any act of fraud, embezzlement, theft or dishonesty with respect to the Company or its affiliates or in connection with your employment hereunder; or

(c)	Your continued insobriety, abuse of alcohol or use of illegal drugs or other acts or conduct that results in material public disgrace or disrepute for you or the Company.

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